EXHIBIT A

Fund	Series	Reapproval Date	Reapproval Day
	BNY Mellon US Large Cap Core Equity ETF	June 30, 2027	June 30th
	BNY Mellon US Mid Cap Core Equity ETF	June 30, 2027	June 30th
	BNY Mellon US Small Cap Core Equity ETF	June 30, 2027	June 30th
	BNY Mellon International Equity ETF	June 30, 2027	June 30th
	BNY Mellon Emerging Markets Equity ETF	June 30, 2027	June 30th
BNY Mellon ETF Trust	BNY Mellon Core Bond ETF	June 30, 2027	June 30th
	BNY Mellon High Yield ETF (formerly, BNY Mellon High Yield Beta ETF)	June 30, 2027	June 30th
	BNY Mellon Ultra Short Income ETF	June 30, 2027	June 30th
	BNY Mellon Concentrated International ETF	June 30, 2027	June 30th
	BNY Mellon Global Infrastructure Income ETF	June 30, 2027	June 30th
	BNY Mellon US Large Cap Equity Growth ETF	June 30, 2027	June 30th

As of April 3, 2023

As of May 7, 2024

As of May 19, 2026

DBl/ 114950211.2 A-1